EXHIBIT 99.1

Educational Development Corporation Announces Record Fiscal 2015 Results and Quarterly Dividend

TULSA, Okla., May 28, 2015 (GLOBE NEWSWIRE) -- Randall White, CEO, Educational Development Corporation ("EDC") (Nasdaq:EDUC) (http://www.edcpub.com) today reported record net results for the fiscal year ended February 28, 2015, along with their quarterly cash dividend.

For the fiscal year 2015, the Company reports record net revenue of $32,548,300, an increase of $6,451,300 (25%) when compared to $26,097,000 for the previous year and net earnings of $859,200 compared to $357,600 (an increase of 140%). Earnings per share were $0.21 compared to $0.09 the previous year (up 138%) on a fully diluted basis.

The increase in net revenues for the Company represents a significant turnaround in our history. The publishing division, EDC Publishing, registered its largest sales year in history, an increase of 5% despite eliminating 20% of its sales three years ago when sales to Amazon were discontinued. The sales increase came from existing and new customers who have enthusiastically supported this decision.

The home business division, Usborne Books & More, has also greatly benefited from that decision. The Usborne Books & More division responded by posting an annual net sales increase for the second consecutive year, reversing nine years of sales decline, and has now recorded 21 consecutive months of sales increases when compared to the same month in the previous year. Net revenue increased to $21,017,000 compared to $15,129,000 (39%) for the previous year, and recruitment of new sales associates increased 62% over last year. The improvement in net earnings is attributable to the significant increase in net revenue and an improvement in operations including negotiating more favorable shipping rates.

The Company continues to operate with minimal debt, has not had a losing quarter in 28 years, and fully expects to maintain its historical dividend.

The Board of Directors has authorized a $0.08 per share cash dividend. The dividend will be paid on June 19, 2015 to shareholders of record June 12, 2015.

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF EARNINGS
	Twelve Months Ended February 28,
	2015	2014

NET REVENUES	$ 32,548,300	$ 26,097,000
EARNINGS BEFORE INCOME TAXES	1,402,500	873,500
INCOME TAXES	543,300	515,900
NET EARNINGS	$ 859,200	$ 357,600

BASIC AND DILUTED EARNINGS PER SHARE:
Basic	$ 0.21	$ 0.09
Diluted	$ 0.22	$ 0.09

WEIGHTED AVERAGE NUMBER OF COMMON AND EQUIVALENT SHARES OUTSTANDING:
Basic and diluted	4,003,702	3,968,214

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne Books and the Kane/Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet. More than 1,600 different titles are available for children of all ages, with periodic new additions.

CONTACT: Educational Development Corporation
         Randall White, (918) 622-4522